INVESTMENT SUB-ADVISORY AGREEMENT


This Investment Sub-Advisory Agreement ("Agreement") is made as of the 28th day of April, 2005 by and between Wilshire Associates Incorporated, a California corporation ("Adviser") and Delaware Management Company, a series of Delaware Management Business Trust, a statutory trust ("Sub-Adviser").

         Whereas Adviser is the investment adviser of the Wilshire Mutual Funds, Incorporated (the "Fund"), an open-end diversified, management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"), currently consisting of five separate series or portfolios (collectively, the "Fund Portfolios") including the Large Company Growth Portfolio, the Large Company Value Portfolio, the Small Company Growth Portfolio, the Small Company Value Portfolio, and the Wilshire 5000 Index Portfolio;

         Whereas Adviser desires to retain Sub-Adviser to furnish investment advisory services for the Fund Portfolios as described in Exhibit 1 - Fund Portfolio Listing, as may be amended from time to time, and Sub-Adviser wishes to provide such services, upon the terms and conditions set forth herein;

         Now  Therefore,   in  consideration  of  the  mutual  covenants  herein
contained, the parties agree as follows:

1. Appointment Adviser hereby appoints Sub-Adviser to provide certain sub-investment advisory services to each Fund Portfolio for the period and on the terms set forth in this Agreement. Sub-Adviser hereby accepts such appointment and agrees to furnish the services set forth for the compensation herein provided.

2. Sub-Adviser Services Subject always to the supervision of the Fund's Board of Directors and Adviser, Sub-Adviser will furnish an investment program in respect of, and make investment decisions for, such portion of the assets of each Fund Portfolio as Adviser shall from time to time designate (each a "Portfolio Segment") and place all orders for the purchase and sale of securities on behalf of each Portfolio Segment. In the performance of its duties, Sub-Adviser will satisfy its fiduciary duties to the Fund and each Fund Portfolio and will monitor each Portfolio Segment's investments, and will comply with the provisions of the Fund's Articles of Incorporation and By-laws, as amended from time to time, and the stated investment objectives, policies and restrictions of each Fund Portfolio as set forth in the prospectus and Statement of Additional Information for each Fund Portfolio, as amended from time to time, as well as any other objectives, policies or limitations as will be provided by Adviser to Sub-Adviser promptly in writing.


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


Sub-Adviser will provide reasonable reports at least quarterly to the Adviser. Sub-Adviser will make its officers and employees available to Adviser and the Board of Directors from time to time at reasonable times to review investment policies of each Fund Portfolio with respect to each Portfolio Segment and to consult with Adviser regarding the investment affairs of each Portfolio Segment.

Sub-Adviser agrees that it:

         (a) will use the same skill and care in providing such services as are required to provide services to fiduciary accounts;

         (b) will conform with all applicable provisions of the 1940 Act and rules and regulations of the Securities and Exchange Commission in all material respects and in addition will conduct its activities under this Agreement in accordance with any applicable laws and regulations of any governmental authority pertaining to its investment advisory activities, including all portfolio diversification requirements necessary for each Portfolio Segment to comply with subchapter M of the Internal Revenue Code as if it were a regulated investment company thereunder;

         (c) to the extent directed by Adviser in writing, and to the extent permitted by law, will execute purchases and sales of portfolio securities for each Portfolio Segment through brokers or dealers designated by management of the Fund to Adviser for the purpose of providing direct benefits to the Fund, provided that Sub-Adviser determines that such brokers or dealers will provide best execution in view of such other benefits, and is hereby authorized as the agent of the Fund to give instructions to the Fund's custodian as to deliveries of securities or other investments and payments of cash of each Portfolio Segment to such brokers or dealers for the account of the relevant Fund Portfolio. Adviser and the Fund understand that the brokerage commissions or transaction costs in such transactions may be higher than those which the Sub-Adviser could obtain from another broker or dealer, in order to obtain such benefits for the Fund;

         (d) is authorized to and will select all other brokers or dealers that will execute the purchases and sales of portfolio securities for each Portfolio Segment and is hereby authorized as the agent of the Fund to give instructions to the Fund's custodian as to deliveries of securities or other investments and payments of cash of each Portfolio Segment for the account of each Fund Portfolio. In making such selection, Sub-Adviser is directed to use its best efforts to obtain best execution, which includes most favorable net results and execution of each Portfolio Segment's orders, taking into account all appropriate factors, including, but not limited to, price, dealer spread or commission, size and difficulty of the transaction and research or other services provided. With respect to transactions under this paragraph (d), it is understood that Sub-Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Fund or in respect of any Fund Portfolio, or be in breach of any obligation owing to the Fund or in respect of each Fund Portfolio under this Agreement, or otherwise, solely by reason of its


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


         having caused a Fund Portfolio to pay a member of a securities exchange, a broker or a dealer a commission for effecting a securities transaction of a Fund Portfolio in excess of the amount of commission another member of an exchange, broker or dealer would have charged if Sub-Adviser determined in good faith that the commission paid was reasonable in relation to the brokerage and research services provided by such member, broker, or dealer, viewed in terms of that particular transaction or Sub-Adviser's overall responsibilities with respect to its accounts, including the Fund, as to which it exercises investment discretion;

         (e) is authorized to consider for investment by each Portfolio Segment securities that may also be appropriate for other funds and/or clients served by Sub-Adviser. To assure fair treatment of each Portfolio Segment and all other clients of Sub-Adviser in situations in which a Fund and one or more other clients' accounts participate simultaneously in a buy or sell program involving the same security, such transactions will be allocated among each Portfolio Segment and such other clients in a manner deemed equitable by Sub-Adviser. Sub-Adviser is authorized to aggregate purchase and sale orders for securities held (or to be held) in each Portfolio Segment with similar orders being made on the same day for other eligible client accounts or portfolios managed by Sub-Adviser subject to and consistent with applicable law.

         (f) will report regularly to Adviser and to the Board of Directors and will make appropriate persons available for the purpose of reviewing with representatives of Adviser and the Board of Directors on a regular basis at reasonable times the management of each Portfolio Segment, including without limitation, review of the general investment strategies of each Portfolio Segment, the performance of each Portfolio Segment in relation to standard industry indices, stock market and interest rate considerations and general conditions affecting the marketplace, and will provide various other reports from time to time as reasonably requested by Adviser;

         (g) will prepare such books and records with respect to each Portfolio Segment's securities transactions as reasonably requested by Adviser and will furnish Adviser and the Fund's Board of Directors such periodic and special reports as the Board or Adviser may reasonably request;

         (h) will vote all proxies with respect to securities in each Portfolio Segment in accordance with Sub-Adviser's then current Proxy Voting Guidelines; and

         (i) will act upon reasonable instructions from Adviser which, in the reasonable determination of Sub-Adviser, are not inconsistent with Sub-Adviser's fiduciary duties under this Agreement.

Sub-Adviser's ability to provide the services in this Section (2) is pursuant to the Adviser's authority to delegate advisory duties under the Advisory Agreement between the Adviser and the Fund, dated April 1, 2002. To the extent that the terms of this Section (2) differ from the terms of the Advisory Agreement, the terms of the Advisory Agreement shall govern.


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


3. Expenses During the term of this Agreement, Sub-Adviser will provide the office space, furnishings, equipment and personnel required to perform its activities under this Agreement, and will pay all customary management expenses incurred by it in connection with its activities under this Agreement, which shall not include the cost of securities (including brokerage commissions, if any) purchased for each Portfolio Segment. Sub-Adviser agrees to bear any Fund expenses caused by future changes at Sub-Adviser, such expenses including but not limited to preparing, printing, and mailing of stickers or complete prospectus or statement of additional information. The Fund shall bear all other expenses incurred in the operation of the Fund and the portfolios, including without limitation taxes, interest, brokerage fees and commissions, if any, fees of directors who are not officers, directors, partners, employees or holders of 5 percent or more of the outstanding voting securities of the Adviser or any Sub-Adviser or any of their affiliates, Securities and Exchange Commission
("Commission") fees and state blue sky registration and qualification fees, charges of custodians, transfer and dividend disbursing agents' fees, certain insurance premiums, outside auditing and legal expenses, costs of maintaining corporate existence, costs of preparing and printing prospectuses and statements of additional information or any supplements or amendments thereto necessary for the continued effective registration of the Fund's shares ("Shares") under federal or state securities laws, costs of printing and distributing any prospectus, statement of additional information, supplement or amendment thereto for existing shareholders of the Funds, costs of shareholders' reports and meetings, and any extraordinary expenses. It is understood that certain advertising, marketing, shareholder servicing, administration and/or distribution expenses to be incurred in connection with the Shares may be paid by the Fund as provided in any plan which may in the sole discretion of the Fund be adopted in accordance with Rule 12b-1 under the 1940 Act, and that such expenses shall be paid apart from any fees paid under this Agreement.

4. Compensation For the services provided and the expenses assumed under this Agreement, Adviser will pay Sub-Adviser, and Sub-Adviser agrees to accept as full compensation therefor, a sub-advisory fee computed and paid as set forth in
Exhibit 2 - Fee Schedule. Sub-Adviser agrees that any amendment to this fee schedule will be upon the mutual written agreement between Adviser and Sub-Adviser.

5. Other Services Sub-Adviser will for all purposes herein be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent Adviser, the Fund or a Fund Portfolio or otherwise be deemed an agent of Adviser, the Fund or a Fund Portfolio. Adviser understands and has advised the Fund's Board of Directors that Sub-Adviser may act as an investment adviser or sub-investment adviser to other investment companies and other advisory clients, some of which may have different objectives than those of the Fund and Fund portfolios. Sub-Adviser understands that during the term of this Agreement Adviser may retain one or more other sub-advisers with respect to any portion of the assets of a Fund Portfolio other than the Portfolio Segment.

6. Affiliated Broker In connection with the purchase or sale of securities or other investments for a Portfolio Segment, Sub-Adviser may allocate orders for purchase and sale transactions to


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


any broker-dealer affiliated with Sub-Adviser or Adviser ("Affiliated Broker"), may purchase securities underwritten by Affiliated Broker, and may cause the Fund Portfolio to compensate Affiliated Broker for effecting such transactions, subject to: (a) the requirement that Sub-Adviser seek to obtain best execution as set forth above; (b) compliance with procedures adopted by the Fund pursuant to Rule 17e-1 and Rule 10f-3 under the 1940 Act; ; (c) the provisions of the Investment Advisers Act of 1940, as amended (the "Advisers Act"); (d) the provisions of the Securities Exchange Act of 1934, as amended; and (e) other applicable provisions of law.

Adviser or the Fund may revoke any or all of the consents and authorizations given hereby at any time and without penalty by providing written notice to Sub-Adviser.

7. Representations of Sub-Adviser Sub-Adviser is registered with the Securities and Exchange Commission under the Advisers Act. Sub-Adviser will use all commercially reasonable efforts to remain so registered throughout the term of this Agreement and will notify Adviser immediately if Sub-Adviser ceases to be so registered as an investment adviser. Sub-Adviser: (a) is duly organized and validly existing under the laws of the state of its organization with the power to own and possess its assets and carry on its business as it is now being conducted, (b) has the authority to enter into and perform the services contemplated by this Agreement, (c) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement, (d) has met, and will continue to seek to meet for the duration of this Agreement, any other applicable federal or state requirements, and the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform its services under this Agreement, (e) will promptly notify Adviser of the occurrence of any event that would disqualify it from serving as an investment adviser to an investment company pursuant to Section 9(a) of the 1940 Act, and (f) will notify Adviser of any change in shareholders of the Sub-Adviser within a reasonable time after such change.

In addition, Sub-Adviser represents that it has provided Adviser with copies of each of the following documents: (i) Sub-Adviser's Form ADV as filed with the Securities Exchange Commission; and (ii) separate lists of persons who Sub-Adviser wishes to have authorized to give written and/or oral instructions to Custodians of Fund assets for the Fund Portfolios. Sub-Adviser will furnish Adviser from time to time with copies, properly certified or otherwise authenticated, of all material amendments of or supplements to the foregoing, if any. Such amendments or supplements will be provided within 30 days of the time such materials became available to Sub-Adviser.

8. Books and Records Sub-Adviser will maintain, in the form and for the period required by Rule 31a-2 under the 1940 Act, all records relating to each Portfolio Segment's investments that are required to be maintained by the Fund pursuant to the requirements of paragraphs (b)(5), (b)(6), (b)(7), (b)(9),
(b)(10) and (f) of Rule 31a-1 under the 1940 Act. Sub-Adviser agrees that all books and records which it maintains for each of the Fund Portfolios or the Fund are the property of the Fund and further agrees to surrender promptly to the Adviser or the Fund any such books, records or information upon the Adviser's or the Fund's request (provided, however, that Sub-Adviser may retain copies of such records). All such books and records shall be made


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


available, within five business days of a written request, to the Fund's accountants or auditors during regular business hours at Sub-Adviser's offices. Adviser and the Fund or either of their authorized representatives shall have the right to copy any records in the possession of Sub-Adviser which pertain to each Fund Portfolio or the Fund. Such books, records, information or reports shall be made available to properly authorized government representatives consistent with state and federal law and/or regulations. In the event of the termination of this Agreement, all such books, records or other information shall be returned to Adviser or the Fund (provided, however, that Sub-Adviser may retain copies of such records as required by law).

Sub-Adviser agrees that it will not disclose or use any records or confidential information obtained pursuant to this Agreement in any manner whatsoever except as authorized in this Agreement or in writing by Adviser or the Fund, or if such disclosure is required by federal or state regulatory authorities. Sub-Adviser may disclose the investment performance of each Portfolio Segment, provided that such disclosure does not reveal the identity of Adviser, any Fund Portfolio or the Fund or the composition of each Portfolio Segment. Sub-Adviser may, however, disclose that Adviser, the Fund and each Fund Portfolio are its clients. Adviser may identify Sub-Adviser as a sub-adviser in connection with marketing its funds management services, and Sub-Adviser hereby consents to being so identified.

9. Code of Ethics Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1(b), (c), (d), and (e) under the 1940 Act and will provide Adviser and the Fund with a copy of such code. Within 20 days of the end of each calendar quarter during which this Agreement remains in effect, the president or a vice president of Sub-Adviser shall certify to Adviser or the Fund that Sub-Adviser has complied with the requirements of Rule 17j-1 during the previous quarter; that Sub-Adviser has adopted procedures reasonably necessary to prevent its access persons from violating such code; and that there have been no violations of Sub-Adviser's code of ethics or, if any violation has occurred, the nature of such violation and of the action taken in response to such violation.

10. Limitation of Liability Neither Sub-Adviser nor any of its directors, officers, members, partners, stockholders, agents or employees shall have any liability to Adviser, the Fund or any shareholder of the Fund for any error of judgment, mistake of law, or loss arising out of any investment, or for any other act or omission in the performance by Sub-Adviser of its duties hereunder, except for liability resulting from willful misfeasance, bad faith, or gross negligence on Sub-Adviser's part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Sub-Adviser specifically acknowledges that the Fund is a third party beneficiary of this Agreement and that the Fund is entitled to bring a lawsuit against the Sub-Adviser for breach of this Agreement or any other duty in any court of competent jurisdiction. Also Sub-Adviser acknowledges that the Fund is not subject to or bound by any of the provisions of paragraph 14 of this Agreement.

Sub-Adviser agrees to indemnify and defend Adviser, the Fund, and their representative officers, directors, employees and any person who controls Adviser for any loss or expense (including reasonable attorneys' fees) arising out of or in connection with any claim, demand, action, suit or


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


proceeding relating to any actual or alleged material misstatement or omission in the Fund's registration statement, any proxy statement, or any communication to current or prospective investors in any Fund Portfolio, if such material misstatement or omission was made in reliance upon and in conformity with written information furnished by Sub-Adviser to Adviser or the Fund.

11. Term and Termination Unless otherwise agreed in writing, this Agreement shall become effective with respect to each Portfolio Segment on May 2, 2005 and shall remain in full force until March 31, 2006, unless sooner terminated as hereinafter provided. This Agreement shall continue in force from year to year thereafter with respect to each Fund Portfolio, but only as long as such continuance is specifically approved for each Fund Portfolio at least annually in the manner required by the 1940 Act and the rules and regulations thereunder; provided, however, that if the continuation of this Agreement is not approved for a Fund Portfolio, Sub-Adviser may continue to serve in such capacity for such Fund Portfolio in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder.

This Agreement shall terminate as follows:

         (a) This Agreement shall automatically terminate in the event of its assignment (as defined in the 1940 Act) and may be terminated with respect to any Fund Portfolio at any time without the payment of any penalty by Adviser or by Sub-Adviser on sixty days prior written notice to the other party. This Agreement may also be terminated by the Fund with respect to any Fund Portfolio at any time without the payment of any penalty by action of the Board of Directors or by a vote of a majority of the outstanding voting securities of such Fund Portfolio (as defined in the 1940 Act) on sixty days prior written notice to Sub-Adviser by the Fund.

         (b) This Agreement may be terminated with respect to any Fund Portfolio at any time upon written notice without payment of any penalty by Adviser, the Board of Directors or a vote of majority of the outstanding voting securities of such Fund Portfolio in the event that Sub-Adviser or any officer or director of Sub-Adviser has materially breached any representation or warranty in this Agreement or has taken any action which results in a material breach of the covenants of Sub-Adviser under this Agreement.

         (c) This Agreement may be terminated with respect to any Fund Portfolio at any time upon written notice without payment of any penalty by Sub-Adviser in the event that Adviser or any officer or director of Adviser, or the Board of Directors has materially breached any representation or warranty in this Agreement or has taken any action which results in a material breach of the covenants of Adviser or the Board of Directors under this Agreement.

         (d) This Agreement shall automatically terminate with respect to a Fund Portfolio in the event the Investment Management Agreement between Adviser and the Fund with respect to such Fund Portfolio is terminated, assigned or not renewed.


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


Termination of this Agreement shall not affect the right of Sub-Adviser to receive payments of any unpaid balance of the compensation described in Section 4 earned prior to such date of effective termination.


12. Notice Any notice under this Agreement by a party shall be in writing, addressed and personally delivered, mailed postage prepaid, or sent by facsimile transmission with confirmation of receipt, to the other party at such address as such other party may designate for the receipt of such notice. (Please specify)

                  If to Sub-Adviser:                 If to Adviser:
                  Mark S. Clewett                    Lawrence E. Davanzo
                  Delaware Management Company        1299 Ocean Avenue
                  2005 Market Street                 Suite 700
                  Philadelphia, PA 19103             Santa Monica, CA 90401


13. Adviser Responsibility Adviser has provided and will continue to provide Sub-Adviser with copies of the Fund's Articles of Incorporation, By-laws, prospectus, and Statement of Additional Information and any amendment thereto, and any objectives, policies or limitations not appearing therein as they may be relevant to Sub-Adviser's performance under this Agreement, and the Advisory Agreement between the Fund and the Adviser, and the resolutions of the Directors selecting Adviser as investment manager to the Fund and the Code of Ethics of the Fund and of Adviser as currently in effect; provided, however, that such documents are provided to the Adviser by the Fund, and provided further that no changes or modifications to the foregoing shall be binding on Sub-Adviser until it is notified thereof. The Adviser represents that it is authorized to appoint the Sub-Adviser and to execute and deliver this Agreement and that all shareholder and Board action on the part of the Fund and the Adviser required to be taken to make such appointment and enter into this Agreement has been taken.

14. Arbitration of Disputes Any Claim or controversy arising out of or relating to this agreement which is not settled by agreement of the parties shall be settled by arbitration in Santa Monica, California before a single arbitrator selected by agreement of the parties, or, absent such agreement, in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. An arbitrator appointed hereunder is authorized by the parties to make an award based only upon applicable law and the evidence properly before the arbitrator as determined under the California Rules of Evidence. The Arbitrator shall be required to set forth all findings of fact and conclusions of law upon which any award is based in a written award. Any application for an order confirming, modifying or vacating an award issued by the Arbitrator must be made to the appropriate California Court. The parties stipulate and agree that any award not based upon applicable law and the evidence properly before the Arbitrator exceeds the Arbitrator's powers and granted hereunder, will substantially prejudice the parties, and constitute misconduct by the Arbitrator. An Arbitrator hereunder shall have no power to award attorneys' fees, costs, expenses, interest or any form of damages other than actual monetary damages arising from a breach of this agreement. Each party will bear its owns costs in their entirety, including arbitrations fees and expenses.

No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action; or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until (a) the class certification is denied; (b) the class is decertified; or (c) the person is excluded from the class by the court. Such forebearance to enforce an agreement to arbitration shall not constitute a waiver of any rights under this agreement except to the extent stated herein.

15. Miscellaneous This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and may be amended only by written consent of both parties. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby. Subject to the provisions of Section 11, this Agreement will be binding upon and shall inure to the benefit of the parties and their respective successors.

16. Communications with Adviser from Sub-Adviser at a minimum should include 1). monthly account statements, including reconciliation between month-end valuations of cash and positions provided by custodian and sub-advisers own valuations of same, itemizing and explaining any difference; portfolio holdings; portfolio income accruals; transactions (buy/sells); contributions/withdrawal activity 2). Monthly performance statements, including total returns stated in gross of fee and net of fee terms 3). Quarterly written statement, including actions taken in the portfolio, the current outlook, expected changes in the portfolio and performance results 4). Meetings with Adviser as reasonably agreed upon by Adviser and Sub-Adviser 5). Pertinent changes to Sub-Adviser as they occur, including but not limited to changes in ownership, changes in key investment personnel, changes in areas of responsibility of key investment personnel.

17. Applicable Law This Agreement shall be construed in accordance with applicable federal law and the laws of the state of California, without regard to principles of conflict of laws.

Adviser and Sub-Adviser have caused this Agreement to be executed as of the date and year first above written.


WILSHIRE ASSOCIATES INCORPORATED            DELAWARE   MANAGEMENT   COMPANY,  A
                                            SERIES OF DELAWARE MANAGEMENT
                                            BUSINESS TRUST



By______________________________            By_________________________________

Title___________________________            Title______________________________

                                    EXHIBIT 1
                             FUND PORTFOLIO LISTING

                      Wilshire Mutual Funds, Incorporated:

                         Large Company Growth Portfolio

                                    EXHIBIT 2
                                  FEE SCHEDULE

Adviser shall pay Sub-Adviser, promptly after receipt by Adviser of its advisory fee from the Fund with respect to each Fund Portfolio each calendar month during the term of this Agreement, a fee based on the average daily net assets of each Portfolio Segment, at the following annual rate, as calculated by the custodian:

                           First $250 million:            0.325%
                           Next $250 million:             0.300%
                           Next $250 million:             0.250%
                           Over $750 million:             0.200%

Sub-Adviser's fee shall be accrued daily at 1/365th of the annual rate set forth above and be paid monthly. For the purpose of accruing compensation, the net assets of each Portfolio Segment will be determined in the manner and on the dates set forth in the current prospectus of the Fund with respect to each Fund Portfolio and, on days on which the net assets are not so determined, the net asset value computation to be used will be as determined on the immediately preceding day on which the net assets were determined. Upon the termination of this Agreement, all compensation due through the date of termination will be calculated on a pro-rata basis through the date of termination and paid within thirty business days of the date of termination.